                                                                    Exhibit 99.1

Management Responsibility for Financial Reporting

The consolidated financial statements and all information in this report have been prepared by and are the responsibility of management. The consolidated financial statements have been prepared in conformity with Canadian generally accepted accounting principles and include certain estimated amounts which are based on informed judgements to ensure fair representation in all material respects. When alternative accounting methods exist, management has chosen those it considers most appropriate.

         Management depends upon the Company's system of internal controls and formal policies and procedures to ensure the consistency, integrity and reliability of accounting and financial reporting, and to provide reasonable assurance that assets are safeguarded and that transactions are properly executed in accordance with management's authorization. Management is also supported and assisted by a program of internal audit services.

         The Board of Directors is responsible for ensuring that management fulfills its responsibility for financial reporting and for final approval of the consolidated financial statements. The Board of Directors performs this responsibility primarily through its Audit Committee.

         The Audit Committee is comprised of a majority of directors who are not employees of the Company or of its subsidiaries. The Audit Committee meets regularly with management, the internal auditors and the shareholders' auditors to review the consolidated financial statements, the Auditors' Report and other auditing and accounting matters to ensure that each group is properly discharging its responsibilities.

         The shareholders' auditors have full and free access to the Audit Committee, as does the Director of Internal Audit Services. The Audit Committee reports its findings to the Board of Directors.

         Ernst & Young LLP performed an independent audit of the consolidated financial statements in this report. Their independent professional opinion on the fairness of these consolidated financial statements is included in the Auditors' Report.

March 14, 2002


Robert T.F. Reid                         Lindsay A. Hall
President                                Vice President, Finance and Controller

Auditors' Report

To the Shareholders of Westcoast Energy Inc.

We have audited the consolidated balance sheets of Westcoast Energy Inc. as at December 31, 2001 and 2000 and the consolidated statements of operations, retained earnings and cash flow for each of the years in the three year period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

         In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2001 and 2000 and the results of its operations and its cash flow for each of the years in the three year period ended December 31, 2001 in accordance with Canadian generally accepted accounting principles.


/s/ Ernst & Young llp

Chartered Accountants
Vancouver, Canada
February 8, 2002, except as to Note 24, which is as of May 1, 2002

Consolidated Statements of Operations
For the years ended December 31

----------------------------------------------------------------------------------------------------------
$million, except for share data                                   2001              2000              1999

OPERATING REVENUES                                               11,897            8,955             6,265
                                                               -------------------------------------------

OPERATING EXPENSES
Cost of sales                                                     9,431            6,755             4,258
Operation and maintenance                                           877              801               826
Depreciation                                                        438              426               401
Taxes - other than income taxes                                     172              158               157
                                                               -------------------------------------------
                                                                 10,918            8,140             5,642
                                                               -------------------------------------------

OPERATING INCOME                                                    979              815               623

OTHER INCOME
Equity earnings                                                      32               44                22
Foreign exchange gain                                                 6               10                 1
Allowance for funds used during construction                         11                7                34
Investment and other income                                         224              107               149
                                                               -------------------------------------------
                                                                  1,252              983               829
                                                               -------------------------------------------
OTHER EXPENSES
Interest (Note 2)                                                   510              516               499
Other                                                                26               11                 7
                                                               -------------------------------------------
                                                                    536              527               506
                                                               -------------------------------------------
INCOME BEFORE UNDERNOTED ITEMS                                      716              456               323
                                                               -------------------------------------------
INCOME TAXES (Note 5)
Current                                                              40              104                79
Deferred                                                             94              (46)              (33)
                                                               -------------------------------------------
                                                                    134               58                46
                                                               -------------------------------------------
                                                                    582              398               277
NON-CONTROLLING INTEREST                                             10               10                10
                                                               -------------------------------------------
NET INCOME                                                          572              388               267

PROVISION FOR DIVIDENDS ON PREFERRED SHARES                          46               48                45
                                                               -------------------------------------------
NET INCOME APPLICABLE TO COMMON SHARES                              526              340               222
                                                               -------------------------------------------
COMMON SHARES - WEIGHTED AVERAGE (million)                          123              117               114

EARNINGS PER COMMON SHARE - BASIC (Note 6)                      $  4.26           $ 2.92           $  1.95

                        - Diluted (Note 6)                      $  3.87           $ 2.75           $  1.80

DIVIDENDS PER COMMON SHARE                                      $  1.36           $ 1.28           $  1.28

See accompanying notes

Consolidated Statements of Cash Flow
For the years ended December 31

-----------------------------------------------------------------------------------------------------------
$million, except for share data                                   2001              2000           1999

OPERATING ACTIVITIES
Net income                                                          572              388               267
Add (deduct) items to reconcile to net cash
Non-controlling interest                                             10               10                10
Deferred income taxes                                                94              (46)              (33)
Depreciation and amortization                                       446              431               396
Net assets from price risk management activities                    (28)             (67)              (13)
Dividends in excess of (less than) equity earnings                   15              (44)              (22)
Other                                                              (151)             (31)             (106)
                                                                ------------------------------------------
Operating cash flow                                                 958              641               499
Non-cash working capital changes (Note 9)                          (358)             (68)              (43)
                                                                ------------------------------------------
                                                                    600              573               456
                                                                ------------------------------------------
INVESTING ACTIVITIES
Additions to fixed assets                                          (647)            (747)           (1,305)
Acquisitions (Note 12)                                             (182)             (66)              (39)
Dispositions (Note 13)                                              552              501               255
Investments and other                                                 9             (471)              (48)
                                                                ------------------------------------------
Net cash used by investing activities                              (268)            (783)           (1,137)
                                                                ------------------------------------------


FINANCING ACTIVITIES
(Decrease) increase in bank indebtedness                           (104)              55               102
Long term debt additions                                            469              663               809
Long term debt repayments                                          (320)            (404)             (240)
Preferred shares issued (Note 10)                                    --               --               272
Preferred shares redeemed (Note 10)                                (200)              --              (126)
Common shares issued (Note 11)                                       80              184                59
Dividends paid                                                     (217)            (197)             (191)
Dividends paid to non-controlling interest                           (6)              (8)              (10)
                                                                ------------------------------------------
Net cash (used) provided by financing activities                   (298)             293               675
                                                                ------------------------------------------
INCREASE (DECREASE) IN CASH AND SHORT
         TERM INVESTMENTS DURING THE YEAR                            34               83                (6)

CASH AND SHORT TERM INVESTMENTS,
         BEGINNING OF YEAR                                          184              101               107
                                                                ------------------------------------------

CASH AND SHORT TERM INVESTMENTS, END OF YEAR                        218              184               101
                                                                ------------------------------------------

OPERATING CASH FLOW PER COMMON SHARE (Note 6)                     $7.75            $5.50             $4.38

See accompanying notes

Consolidated Balance Sheets
December 31

----------------------------------------------------------------------------------------------------------
$million                                                                           2001             2000

ASSETS

CURRENT ASSETS
Cash and short term investments                                                      218               184
Accounts receivable
Trade                                                                              1,258             1,330
Other                                                                                193               103
Deferred income taxes (Note 5)                                                         7                15
Assets from price risk management activities (Note 16)                               603             1,340
Inventory                                                                            339               315
Prepayments                                                                           20                20
                                                                                --------------------------
                                                                                   2,638             3,307
                                                                                --------------------------

INVESTMENTS (Note 14)                                                                920               970
                                                                                --------------------------
DEFERRED INCOME TAXES (Note 5)                                                       182               306
                                                                                --------------------------
ASSETS FROM PRICE RISK MANAGEMENT ACTIVITIES (Note 16)                               429               561
                                                                                --------------------------

FIXED ASSETS (Notes 2 and 17)
Plant, property and equipment                                                     12,946            12,589
Less accumulated depreciation                                                      3,547             3,222
                                                                                --------------------------
                                                                                   9,399             9,367
                                                                                --------------------------

DEFERRED CHARGES AND OTHER ASSETS (Note 7)                                           468               556
                                                                                --------------------------


                                                                                  14,036            15,067
                                                                                --------------------------

On behalf of the Board:

/s/ R.T. Reid                               /s/ David G. Unruh

Robert T.F. Reid                            David G. Unruh
Director                                    Director

----------------------------------------------------------------------------------------------------------
$million                                                                           2001               2000

LIABILITIES

CURRENT LIABILITIES
Bank indebtedness (Note 3)                                                           731               834
Accounts payable and accrued liabilities
Trade                                                                                854             1,173
Other                                                                                211               180
Income and other taxes payable                                                        51                66
Deferred income taxes (Note 5)                                                        96                35
Liabilities from price risk management activities (Note 16)                          640             1,223
Interest on debt                                                                      88                89
Long term debt due within one year (Note 2)                                          398               209
                                                                                --------------------------
                                                                                   3,069             3,809
                                                                                --------------------------

LIABILITIES FROM PRICE RISK MANAGEMENT ACTIVITIES (Note 16)                          297               612
                                                                                --------------------------
LONG TERM DEBT (Note 2)                                                            5,932             5,971
                                                                                --------------------------
DEFERRED INCOME TAXES (Note 5)                                                       710               880
                                                                                --------------------------
NON-CONTROLLING INTEREST
Preferred                                                                            130               130
Common                                                                                42                36
                                                                                --------------------------
                                                                                     172               166
                                                                                --------------------------
PREFERRED SHAREHOLDERS' EQUITY

PREFERRED STOCK (Note 10)                                                            550               865
                                                                                --------------------------
COMMON SHAREHOLDERS' EQUITY

COMMON STOCK (Note 11)                                                             2,138             1,944

CUMULATIVE TRANSLATION ADJUSTMENT (Note 21)                                           80                17

RETAINED EARNINGS                                                                  1,088               803
                                                                                --------------------------

                                                                                   3,306             2,764
                                                                                --------------------------

                                                                                  14,036            15,067
                                                                                --------------------------

COMMITMENTS AND CONTINGENCIES (Notes 2,16,20 and 22)

See accompanying notes

Consolidated Statements of Retained Earnings
For the years ended December 31

----------------------------------------------------------------------------------------------------------
$million                                                         2001               2000              1999

RETAINED EARNINGS, BEGINNING OF YEAR                                803              641               643
ADJUSTMENTS
Change in accounting for project development costs (Note 1)         (73)              --                --
Change in accounting for income taxes (Note 1)                       --              (25)               --
Adoption of mark-to-market accounting (Note 1)                       --               --               (36)
Transfer of retail services business (Note 23)                       --               --               (38)
                                                                 -----------------------------------------
                                                                    730              616               569
NET INCOME                                                          572              388               267
Share issue costs (Notes 10 and 11)                                  --               (3)               (4)
                                                                 -----------------------------------------
                                                                  1,302            1,001               832
                                                                 -----------------------------------------
DIVIDENDS

Common shares                                                       168              150               146
Preferred shares                                                     46               48                45
                                                                 -----------------------------------------
                                                                    214              198               191
                                                                 -----------------------------------------

RETAINED EARNINGS, END OF YEAR                                    1,088              803               641
                                                                 -----------------------------------------


See accompanying notes

Notes to Consolidated Financial Statements
December 31, 2001




1. ACCOUNTING POLICIES

Accounting Principles
The Company is incorporated under the laws of Canada and prepares its financial statements in accordance with Canadian generally accepted accounting principles which, as applied in these financial statements except as described in Note 19, conform in all material respects with United States generally accepted accounting principles. The consolidated financial statements are presented in Canadian dollars.

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and disclosure of contingent assets and liabilities.

Consolidation
The consolidated financial statements include the accounts of the Company, its subsidiaries and its proportionate share of joint venture investments.

Major Subsidiaries (a)(wholly owned unless otherwise indicated)        Major Joint Ventures (b)
Westcoast Gas Holdings Inc.                                            Foothills Pipe Lines Ltd. - 50% owned
Westcoast Gas Inc.                                                     Maritimes & Northeast Pipeline Limited Partnership
UEI Holdings Inc.                                                               - 37.5% owned
Westcoast Gas Services Inc.                                            Maritimes & Northeast Pipeline, L.L.C. - 37.5% owned
Centra Gas Holdings Inc.                                               McMahon Cogeneration Plant - 50% owned
Centra Gas Utilities Inc.                                              Lake Superior Power Limited Partnership - 50% owned
Union Gas Limited                                                      P.T. Puncakjaya Power - 43% owned
Centra Gas British Columbia Inc. (Note 24)                             Cantarell Nitrogen Facilities - 30% owned (Note 20)
Pacific Northern Gas Ltd.
       - 41% owned, including 100% of the voting shares                Campeche Natural Gas Compression Services Project
Empire State Pipeline (Note 12)                                        - 50% owned (Note 20)
Engage Energy (Note 12)                                                Bayside Power Project - 75% owned
Westcoast Power Holdings Inc.                                          Frederickson Power Project - 60% owned
Westcoast Power Inc.
Westcoast Energy International Inc.
Westcoast Energy Risk Inc.
Enlogix Inc.

(a) In 2001, the Company sold its wholly owned subsidiaries Westcoast Capital Corporation and Union Energy Inc. In 1999, the Company sold its wholly owned subsidiary Centra Gas Manitoba Inc. (Note 13)
(b) In 2001, the Company sold its interests in the Island Cogeneration Plant and the Whitby Cogeneration Limited Partnership. (Note 13)
For interests acquired or disposed of during the year, purchase accounting is applied on a prospective basis from the date of the transaction.

Revenue Recognition
The Company recognizes revenue when the service has been performed or delivered or when it is available for delivery under take-or-pay contracts. Revenue from the sale of goods is recognized when the products have been delivered.

         Gas sales are recorded on the basis of meter readings plus an estimate of customer usage since the last meter reading date prior to the end of the year.

         Revenues derived from selling power and steam are recognized as service is provided at the rates defined in the individual power sale agreements.

         See Price Risk Management for the revenue recognition policy on risk management activities for energy marketing operations.

         Rental income from assets under operating leases is recognized over the term of the lease on a straight-line basis. Interest income related to finance receivables is recognized on an accrual basis to provide a constant effective yield on the net investment in the receivables.

Price Risk Management
Certain of the Company's operations engage in price risk management activities to manage exposure to changes in the market prices of natural gas, electric power, interest rates, foreign currency exchange rates and transportation contracts.

         The cash flow impact of financial instruments is reflected as cash flows from operating activities in the Consolidated Statements of Cash Flow.

Energy Marketing
Effective January 1, 1999, the Company adopted mark-to-market accounting for the Company's energy marketing operations. This accounting policy change has been applied on a cumulative retroactive basis without restatement of individual prior years. This accounting change reduced retained earnings on January 1, 1999 by $36 million.

         Under the mark-to-market method of accounting, all physical and financial marketing transactions are recorded at market value, net of any premiums/discounts or future physical delivery related costs, and are shown as Assets and Liabilities From Price Risk Management Activities on the Consolidated Balance Sheets. Unrealized gains and losses from newly originated contracts, contract restructurings and the impact of price movements are recorded in Operating Revenues in the Consolidated Statements of Operations. Changes in the assets and liabilities from price risk management activities result primarily from changes in the valuation of the portfolio of contracts, maturity and settlement of contracts and newly originated transactions. The market prices used to value these transactions reflect management's best estimate considering various factors including closing exchange and over-the-counter quotations, time value and volatility factors underlying the commitments. The values are adjusted to reflect the potential impact and associated costs of liquidating the Company's position in an orderly manner over a reasonable period of time under present market conditions.

Non-trading activities
Derivative and other financial instruments are also utilized in connection with non-trading activities. The Company enters into forward, future, swap and option contracts to manage the impact of market fluctuations on assets, liabilities, or other contractual commitments. The Company defers the impact of changes in the market value of these contracts until such time as the associated transaction is recognized in the financial statements.

Project Development Costs
Effective January 1, 2001, the Company changed its accounting policy with respect to accounting for pre-operating costs incurred for development projects. This accounting policy change has been applied on a cumulative retroactive basis without restatement of individual prior periods as the effect of the accounting policy change is not reasonably determinable for individual prior periods. The effect of adopting the new accounting policy on retained earnings as at January 1, 2001 is as follows:

--------------------------------------------------------------------------------
($million)                                                                 2001
Fixed assets                                                               (75)
Investments                                                                 (9)
Deferred charges                                                           (28)
Deferred income tax liabilities - long term                                 39
                                                                      ---------
Retained earnings                                                          (73)
                                                                      ---------

Under the new accounting policy, pre-operating costs are expensed as incurred. Prior to the adoption of the new accounting policy, pre-operating costs incurred for development projects which benefited future periods were deferred and amortized on a straight-line basis over the expected period of benefit upon commencement of operations. For the year ended December 31, 2001, application of the new accounting policy decreased after-tax earnings by $11 million.

Earnings Per Share
Effective January 1, 2001, the Company adopted, on a retroactive basis, the new recommendations of The Canadian Institute of Chartered Accountants (CICA) with respect to the presentation and computation of earnings per share. The new recommendations require the presentation of basic and diluted earnings per share figures for net income on the Statements of Operations. The treasury stock method is to be used for determining the dilutive effect of warrants and options. The comparative Consolidated Financial Statements and Notes to the Consolidated Financial Statements have been restated to conform to the 2001 presentation. For the years ended December 31, 2001, 2000 and 1999, application of the new recommendations increased the diluted earnings per share figure by $0.07, $0.05 and $0.02, respectively.

Income Taxes
Effective January 1, 2000, the Company adopted the new recommendations of the CICA with respect to accounting for income taxes. This accounting policy change was applied on a cumulative retroactive basis without restatement of individual prior years. The effect of adopting the liability method of tax allocation was to reduce retained earnings as at January 1, 2000 by $25 million.

         Under the new recommendations, the liability method of tax allocation is used in accounting for income taxes for non-regulated businesses. Under this method, deferred income tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities, and measured using the substantively enacted tax rates and laws that will be in effect when the differences are expected to reverse. Prior to the adoption of the new recommendations, income tax expense was determined using the deferral method of tax allocation. Deferred tax expense was based on items of income and expense that were reported in different years in the financial statements and tax returns and measured at the tax rate in effect in the year the difference originated.

         Rate-regulated businesses of the Company continue to use the income taxes currently payable method as directed by the regulators and as permitted under the new recommendations. Under the income taxes currently payable method, no provisions are made for income taxes deferred as a result of differences in timing between the treatment for income tax and accounting purposes of various income and expenditure items.

Employee Benefit Plans
Effective January 1, 2000, the Company adopted, on a prospective basis, the new recommendations of the CICA with respect to accounting for employee future benefits. The new recommendations modify the previous CICA requirements for pension costs and obligations and apply the modified requirements to non-pension benefits. Under the new recommendations, the Company has replaced pay-as-you-go method of accounting for post-retirement benefits other than pensions with accrual accounting that recognizes the liability and expense for the period when the benefits are earned, not received. The new recommendations for accounting for employee future benefits do not impact certain rate-regulated businesses of the Company, which continue with pay-as-you-go accounting as directed by the regulators.

         Under the new recommendations, the Company accrues its obligations under employee benefit plans and the related costs, net of plan assets. The plan assets are valued at fair value. The calculation of the expected return on assets is based on the market-related value of assets.

         Past service costs from plan amendments are amortized on a straight-line basis over the average remaining service period of employees active at the date of amendment.

         The excess of the net unamortized cumulative actuarial gain or loss over 10 per cent of the greater of the benefit obligation and the market-related value of plan assets at the beginning of the year is amortized over the average remaining service period of the active employees.

         The average remaining service period of the active employees covered by the pension plans is 17 years. The average remaining service period of the active employees covered by the other retirement benefits plans is 17 years.

         For defined contribution plans maintained by the Company, contributions payable by the Company are expensed as pension costs.

Cash and Short Term Investments
Short term investments, consisting of money market instruments with original maturities of three months or less, are considered to be cash equivalents and are recorded at cost, which approximates current market value.

Inventory
Materials and supplies are valued at the lower of average cost or net realizable value. Natural gas inventories are valued at costs approved by the regulators.

Investments
Investments in which the Company exercises significant influence, but not control or joint control, are accounted for by the equity method. Other investments are carried at cost, net of write downs for declines in value that are other than temporary in nature. Finance contracts represent customer financing for the purchase of natural gas appliances which are due over periods of up to 10 years.

Leases
Certain equipment is leased on terms which transfer substantially all of the benefits and risks of ownership to customers, and accounted for as direct financing leases. Finance income is recognized over the term of the lease in a manner that produces a constant rate of return on the lease investment.

         Assets under operating leases are recorded at cost. Depreciation is computed on a straight-line basis over the estimated useful lives of the related assets.

Fixed Assets
Plant, property and equipment are recorded at cost. In accordance with normal utility practice, the cost of utility plant, property and equipment includes an allowance for funds used during construction. For non-regulated businesses, interest costs incurred during construction are capitalized as part of the cost of the asset.

         Assets employed in utility businesses are depreciated on the straight-line basis at rates approved by regulatory authorities. Power generation facilities are depreciated on a unit of production basis. Other non-utility assets are depreciated on the straight-line basis. The rates used resulted in a composite rate of 3.4% for the year ended December 31, 2001 (for the year ended December 31, 2000 - 3.5%, for the year ended December 31, 1999 - 3.4%).

         Upon retirement or sale of items of utility plant, property or equipment, the original costs associated with such items are charged against the applicable accumulated depreciation accounts and the cost of removal net of proceeds of disposal are charged to accumulated depreciation.

         The cost of fixed assets is reduced by contributions and grants in aid of construction received from customers and from governmental bodies in support of specific pipeline and distribution facilities.

Capitalization and Maintenance
Maintenance and repairs are charged to expense accounts when incurred. The costs of major replacements, extensions or improvements are capitalized as plant, property and equipment.

Deferred Charges
Costs as required or permitted by the regulators have been deferred to be recovered from future revenues. Certain regulatory deferrals are subject to future decisions by the relevant regulators who will determine the treatment to be given the various items.

         Costs related to long term debt are deferred and amortized on a straight-line basis over the term of the respective debt issues.

Goodwill
Goodwill represents the excess cost of an investment over the fair value of the net assets acquired and is amortized on a straight-line basis over a maximum period of 20 years. Goodwill will be written down to net recoverable value if declines in value, considered to be other than temporary, occur based upon expected undiscounted cash flows.

         Effective January 1, 2002, the Company ceased to record amortization on goodwill pursuant to the new recommendations of the CICA with respect to accounting for goodwill and intangible assets. Goodwill amortization for the years ended December 31, 2001, 2000 and 1999 was $3 million, $1 million and $1 million, respectively.

Foreign Currency
The Company's foreign businesses maintain their accounts in United States dollars or local currency. These businesses are operationally and functionally self-sustaining and accordingly, the assets and liabilities are translated into Canadian dollars at the year-end exchange rate, and revenues and expenses are translated into Canadian dollars at the average exchange rate for the year. The resulting unrealized cumulative translation gains or losses are deferred as a separate component of Common Shareholders' Equity.

         For development expenditures applicable to foreign businesses, costs are translated into Canadian dollars at the prevailing exchange rate as incurred.

         Funds on deposit with banks and current liabilities payable in United States dollars have been translated into Canadian dollars at the year-end exchange rate. Any resulting gain or loss is reflected in income.

         The Company enters into foreign currency swaps to manage certain foreign currency risks.

Stock-Based Compensation Plan
The Company has one stock-based compensation plan, which is described in Note
15. No compensation expense is recognized for this plan when the stock options are issued to employees. Any consideration paid by employees on exercise of stock options is credited to share capital. Share appreciation rights exercised are charged to retained earnings.

Regulation
Certain operations of the Company are engaged in utility businesses which are subject to regulation by federal, provincial or state agencies within Canada and the United States. The regulatory authorities exercise statutory authority over matters such as rate of return, natural gas exports, construction and operation of natural gas facilities, accounting practices and rates, tolls and charges. The regulatory rates of return on common equity applicable to utility businesses are:

For the years ended December 31 (percent)
-----------------------------------------------------------------------------------------------------------------
                                     Equity Component of Rate Base                              Return on Common Equity
                               ----------------------------------------------------------------------------------------
                                2001         2000             1999              2001             2000              1999
Westcoast Energy Inc.
         - Pipeline               30           30               30                (a)              (a)               (a)
         - Field Services       38.4         38.4             38.6                (a)              (a)               (a)
Foothills Pipe Lines Ltd.         30           30               30              9.61             9.90              9.58
Empire State Pipeline             40           40               40             12.50            12.50             12.50
Union Gas Limited (b)             35           35               35              9.95             9.61              9.61
Centra Gas British Columbia Inc.  35           35               35              8.14             8.42              7.76
Pacific Northern Gas Ltd.         36           36               36             10.00            10.25             10.00
Maritimes & Northeast Pipeline    25           25               25             13-14            13-14             13-14
Alliance Pipeline                 30           30               30         10.9-11.2        10.9-11.2         10.9-11.2
Vector Pipeline (recourse rates)  30           30               30             14.00            14.00             14.00

(a) The Company and its major customers operate under a framework for light-handed regulation of the gathering and processing facilities which are regulated by the National Energy Board.

         The framework defines the principles under which the Company negotiates service contracts individually with new and existing shippers, including tolls applicable to gathering and processing services. Consistent with these principles, the Company is responsible for the utilization of its gathering and processing assets.

         Transmission services operate under a multi-year incentive-based toll settlement, which is currently being renegotiated.

(b) The decision by the Ontario Energy Board in July 2001 established delivery rates for the year 2000 and approved a trial three-year Performance Based Regulation plan for the years 2001-2003. The financial statements at December 31, 2001 and for the year then ended have not been materially impacted by this decision.

Gain on Sale of Finance Assets
The Company, through its wholly owned subsidiary Westcoast Capital Corporation (Note 13), periodically sold certain of its asset-backed finance contracts to securitization vehicles. Securitization transactions were accounted for as sales of finance contracts. These sales were non-recourse to the Company except to the extent of the Company's retained interest in these securitization vehicles. These transactions resulted in the removal of the finance contracts from the Company's Consolidated Balance Sheets, the recording of assets received and a gain on sale when the significant risks and rewards of ownership were transferred to the purchaser. The assets received were generally cash and a retained interest in the cash flow of the finance contracts sold. Such retained interest was recorded at estimated fair value and may have included cash collateral accounts, excess spread assets, and securities backed by the finance contracts sold.

Proceeds on sale were computed as the aggregate of the initial cash consideration and the present value of any additional sale proceeds, net of a provision for anticipated credit losses on the securitized finance contracts and the amount of an arm's length servicing fee.

         Any gains resulting from securitization transactions were deferred and amortized over the expected life of the securitized portfolio.

         Income was earned on the securitization investments on an accrual basis. The carrying value of this asset was reduced, as required, based on changes in the Company's share of the estimated credit losses and the effects of changes in the payment rate on the securitized finance contracts. The Company managed the securitized finance contracts and recognized income equal to an arm's length servicing fee over the term of the securitized finance contracts.

Comparative Figures
Certain comparative figures have been reclassified to conform to the 2001 presentation.

2. LONG TERM DEBT
-------------------------------------------------------------------------------------------------------------------
December 31 ($million)                                                 Due Date              2001              2000
WESTCOAST ENERGY INC.
Unsecured Debentures
8.0% - average fixed rate (2000 - 8.2%)                             2002 - 2027             2,187             2,110

CENTRA GAS UTILITIES INC. AND SUBSIDIARIES
Unsecured Senior Debentures
8.8% - average fixed rate (2000 - 9.1%)                             2002 - 2025             1,944             1,705
Secured Term Bank Loans and Other
7.7% - average fixed rate (2000 - 8.1%)                             2002 - 2019               235               239

CENTRA GAS HOLDINGS INC.
Secured Term Bank Loans
5.0% - average year end rate (2000 - 6.0%)                                 2003               350               348

FOOTHILLS PIPE LINES LTD.
Term Bank Loans
6.4% - average year end rate (2000 - 7.4%)                          2004 - 2005               161               165

PACIFIC NORTHERN GAS LTD.
Secured Debentures
9.0% - average fixed rate (2000 - 9.1%)                             2002 - 2027                82                86

MARITIMES & NORTHEAST PIPELINE
Senior Secured Bonds
US$90 million
7.7% - average year end rate (2000 - 7.7%)                                 2019               143               135
Senior Secured Notes
6.9% - average fixed rate (2000 - 6.9%)                                    2019                98                98
Secured Term Bank Loans
2.3% - average year end rate  (2000 - 5.9%)                                2009               166               168
US$87 million (2000 - US$99 million)
7.6% - average fixed rate  (2000 - 7.6%)                                   2009               139               145

CANTARELL NITROGEN FACILITIES
Secured Term Bank Loans
US$174 million (2000 - US$125 million)
5.9% - average year end rate  (2000 - 7.4%)                         2008 - 2010               278               187

EMPIRE STATE PIPELINE
Secured Term Bank Loans
US$67 million (2000 - US$38 million)
6.3% - average year end rate (2000 - 7.1%)                                 2009               107                57

WESTCOAST POWER HOLDINGS INC. AND SUBSIDIARIES
Senior Secured Notes
9.3% - average fixed rate (2000 - 9.3%)                                    2006                14                18
Secured Term Bank Loans and Other
3.7% - average year end rate (2000 - 6.6%)                          2004 - 2006                35               261

WESTCOAST (P.J.P.) HOLDINGS INC.
Secured Term Bank Loans
US$139 million (2000 - US$156 million)
6.1% - average year end rate (2000 - 8.0%)                                 2009               221               235

WESTCOAST ENERGY ENTERPRISES (U.S.) INC.
Term Bank Loans
US$107 million (2000 - US$149 million)
2.6% - average year end rate (2000 - 7.3%)                                 2003               170               223
                                                                                -----------------------------------
                                                                                            6,330             6,180
Deduct long term debt due within one year                                                     398               209
                                                                                -----------------------------------
                                                                                            5,932             5,971
                                                                                -----------------------------------

Consolidated long term debt repayments, including sinking fund obligations, are:

Due Date           $million             Due Date             $million
---------------------------------------------------------------------
2002                    398          2007 - 2011                1,761
2003                    888          2012 - 2016                  653
2004                    429          2017 - 2021                  679
2005                    415          2022 - 2026                  439
2006                    509                 2027                  159
                   --------                                 ---------
                      2,639                                     3,691
                   --------                                 ---------

Consolidated interest on long term debt for the year ended December 31, 2001 was $481 million (for the year ended December 31, 2000 - $467 million, for the year ended December 31, 1999 - $460 million).

         The majority of the long term debt held by various Company subsidiaries and joint ventures is secured and non-recourse to the Company. When security is provided, it is typically a pledge of the borrowing entity's assets, key agreements, ownership interests or a combination thereof. The Company has provided guarantees or has arranged letters of credit which support the debt of the Cantarell Nitrogen Facilities, certain debt of Westcoast Energy Enterprises (U.S.) Inc. and debt of certain Westcoast Power Holdings Inc. subsidiaries, totalling $474 million. The guarantee related to the Cantarell Nitrogen Facilities will be released after completion and satisfactory testing of the project facilities.

3. BANK INDEBTEDNESS
The Company, its subsidiaries and joint ventures have operating lines of credit in excess of $1,800 million with Canadian chartered banks that enable the Company, its subsidiaries and joint ventures to borrow directly from the banks, to issue bankers' acceptances, and to support commercial paper programs.

         The average year end interest rate applicable to the consolidated bank indebtedness at December 31, 2001 was 2.5% (December 31, 2000 - 6.3%).

4. RELATED PARTY TRANSACTIONS
The Company's transactions with companies related through joint control and significantly influenced investees are as follows:

--------------------------------------------------------------------------------
For the years ended December 31 ($million)                 2001     2000    1999
Engage Energy (to September 30, 2000)
Natural gas purchases and services                           --        4       8
Cantarell Nitrogen Facilities
Interest income received                                     --       --      22
Campeche Natural Gas Compression Services Project
Interest income received                                     15       16       9
Maritimes & Northeast Pipeline
Management fee received                                       7        9      10
Alliance Pipeline
Natural gas sales and transportation                       (53)       55      --
Vector Pipeline
Natural gas sales and transportation                       (25)      (2)      --

These transactions are in the normal course of operations and are recorded at exchange amounts established and agreed between the related parties.

         Other accounts receivable in 2000 included an advance to Compania de Servicios de Compresion de Campeche of $14 million, bearing interest at a fixed rate of 11.78%.

5. INCOME TAXES
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets are as follows:

------------------------------------------------------------------------------------------------------------
December 31 ($million)                                                               2001              2000
Deferred tax liabilities
Capital cost allowance claimed for income tax purposes
         in excess of depreciation  and amortization                                  727               765
Loss carryforwards                                                                   (167)              (51)
Other - net                                                                           246               201
                                                                                ---------------------------
Total deferred tax liabilities                                                        806               915
                                                                                ---------------------------
Deferred tax assets
Depreciation and amortization
         in excess of capital cost allowance claimed for income tax purposes           89               219
Loss carryforwards                                                                     64                80
Other - net                                                                            36                22
                                                                                ---------------------------
Total deferred tax assets                                                             189               321
                                                                                ---------------------------
Net deferred tax liabilities                                                          617               594
                                                                                ---------------------------

For financial reporting purposes, income before income taxes and non-controlling interest includes the following components:

--------------------------------------------------------------------------------------------------------------------
For the years ended December 31 ($million)                                  2001             2000              1999
Income before income taxes and non-controlling interest
Canada                                                                       620              354               273
Foreign                                                                       96              102                50
                                                                       ---------------------------------------------
                                                                             716              456               323
                                                                       ---------------------------------------------
Current income taxes
Canada                                                                        29              103                83
Foreign                                                                       11                1                (4)
                                                                       ---------------------------------------------
                                                                              40              104                79
                                                                       ---------------------------------------------
Deferred income taxes
Canada                                                                        84             (91)               (47)
Foreign                                                                       10               45                14
                                                                       ---------------------------------------------
                                                                              94             (46)               (33)
                                                                       ---------------------------------------------
Provision for income taxes                                                   134               58                46
                                                                       ---------------------------------------------

Significant components of the provision for income taxes attributable to continuing operations are as follows:

-------------------------------------------------------------------------------------------------------------------
For the years ended December 31 ($million)                                                                Deferred
                                                                                 Liability Method           Method
                                                                       --------------------------------------------
                                                                            2001             2000             1999
Current tax expense                                                           40              104               79
Deferred income tax expense relating to origination and
         reversal of temporary differences                                    39               31              (35)
Deferred income tax benefit resulting from recognition
         of loss carryforwards                                                23                1               13
Deferred income tax expense resulting from rate change                       (34)             (53)              --
Net regulated deferrals included for tax purposes                             82               (5)              (2)
Regulatory drawdown of deferred income taxes                                 (16)             (20)              (9)
                                                                       --------------------------------------------
Income tax expense                                                           134               58               46
                                                                       --------------------------------------------

At December 31, 2001, the Company has loss carryforwards of $708 million for income tax purposes that expire as follows: 2002 - $11 million; 2003 - $24 million; 2004 - $3 million, and thereafter - $670 million. For financial reporting purposes a deferred tax asset of $231 million (December 31, 2000 - $131 million) has been recognized in respect of these loss carryforwards.

The reconciliation of income tax attributable to continuing operations computed at the statutory tax rates to income tax expense is:

-------------------------------------------------------------------------------------------------------------------
For the years ended December 31 ($million)                                                                 Deferred
                                                                                 Liability Method            Method
                                                                       --------------------------------------------
                                                                            2001             2000              1999
Combined Canadian federal and provincial statutory income
         tax rates, including surtaxes (percent)                            42.3             44.8              45.0
                                                                       --------------------------------------------
Statutory income tax rates applied to accounting income                      303              204               145
                                                                       --------------------------------------------
Increase (decrease) in income taxes resulting from:
- The use of the income taxes currently payable method
  applicable to utility operations:
- Capital cost allowance claimed for income tax
  purposes in excess of depreciation and amortization                        (49)             (55)              (22)
- Other items recognized for income tax purposes
  subsequent to (in advance of) accounting income recognition                 (5)              10               (27)
                                                                       --------------------------------------------
                                                                             (54)             (45)              (49)
- Foreign earnings subject to different tax rates                             (7)             (20)              (10)
- Utilization of prior years' losses which have not been
  previously recognized                                                       --               (5)              (25)
- Resource allowance deduction                                                (7)             (11)              (10)
- Equity earnings                                                            (13)             (19)               (2)
- Deferred income tax rate adjustments                                       (34)             (53)               --
- Large corporation tax in excess of surtax                                   19               17                19
- Regulatory drawdown of deferred income taxes                               (16)             (20)               (9)
- Non-taxable capital gains                                                  (26)              (5)               (5)
- Other - net                                                                (31)              15                (8)
                                                                       --------------------------------------------
                                                                            (169)            (146)              (99)
                                                                       --------------------------------------------
Provision for income taxes                                                   134               58                46
                                                                       --------------------------------------------
Effective rate of income taxes (percent)                                    18.7             12.7              14.2

Certain of the Company's utility businesses have been directed by their respective regulators to refund deferred taxes collected in prior years by applying them against future costs in order to reduce tolls. The deferred taxes will be reduced in future years as the timing differences which gave rise to these deferred income taxes reverse, or as amounts are applied to reduce tolls.

If all the companies had used the liability method for fiscal 2001 and 2000, or the income tax allocation method for fiscal 1999, for regulated utility operations, the additional deferred income tax liabilities and assets and additional deferred income tax expense would be:

-------------------------------------------------------------------------------------------------------------------
For the years ended December 31 ($million)                                                                 Deferred
                                                                                 Liability Method            Method
                                                                       --------------------------------------------
                                                                            2001             2000              1999
Deferred tax liability - long term, beginning of year                        659              689               704
Deferred income tax (recovery) expense                                        43              (30)               16
Adjustment on transfer of retail services business (Note 23)                  --               --               (31)
                                                                       --------------------------------------------
Deferred tax liability - long term, end of year                              702              659               689
                                                                       --------------------------------------------

6. EARNINGS AND OPERATING CASH FLOW PER COMMON SHARE
Basic earnings per common share are calculated using the weighted average number of common shares outstanding during the year. Diluted earnings per common share are calculated using an adjusted average number of common shares outstanding during the year and an adjusted net income applicable to common shares, which reflect the potential exercise of share purchase options and the conversion of preferred shares.

-------------------------------------------------------------------------------------------------------------------
For the years ended December 31                                             2001             2000              1999
Net income applicable to common shares ($million)                            526              340               222
Effect of dilutive securities
         Convertible preferred shares
              Westcoast Energy Inc. Preferred Shares, Series 2                --                9                 9
              Westcoast Energy Inc. Preferred Shares, Series 4                --               --                 7
              Westcoast Energy Inc. Preferred Shares, Series 5                --               10                10
              Westcoast Energy Inc. Preferred Shares, Series 6                 6                6                 6
              Westcoast Energy Inc. Preferred Shares, Series 9                 6                6                 1
              UEI Holdings Inc. Series 2                                       1                1                 1
Net income applicable to common shares and assumed
                                                                       --------------------------------------------
conversions ($million)                                                       539              372               256
                                                                       --------------------------------------------
Basic weighted average shares for the year (million)                         123              117               114
Effect of dilutive securities
         Convertible preferred shares
              Westcoast Energy Inc. Preferred Shares, Series 2                 2                3                 5
              Westcoast Energy Inc. Preferred Shares, Series 4                --               --                 6
              Westcoast Energy Inc. Preferred Shares, Series 5                 5                6                 9
              Westcoast Energy Inc. Preferred Shares, Series 6                 4                4                 6
              Westcoast Energy Inc. Preferred Shares, Series 9                 4                4                 1
              UEI Holdings Inc. Series 2                                      --                1                 1
         Options                                                               1               --                 1
                                                                       --------------------------------------------
Diluted weighted average shares for the year (million)                       139              135               143
                                                                       --------------------------------------------
Earnings per common share
        -- basic                                                           $4.26            $2.92             $1.95
        -- diluted                                                         $3.87            $2.75             $1.80

In 2000, there were 1,581,259 (1999 - 1,432,000) stock options outstanding that could potentially dilute basic earnings per share in the future but were not included in the computation of diluted earnings per share because the options' exercise price were greater than the average market price of the common shares.

Operating cash flow per common share is also calculated using the weighted average number of common shares outstanding during the year applied to cash flow from operating activities before adjusting for non-cash working capital changes. Diluted operating cash flow per common share is calculated using the adjusted average number of common shares outstanding during the year.

--------------------------------------------------------------------------
For the years ended December 31                    2001      2000    1999
Operating cash flow per common share
        -- basic                                   $7.75     $5.50   $4.38
        -- diluted                                 $6.97     $5.00   $3.74

7. DEFERRED CHARGES AND OTHER ASSETS
--------------------------------------------------------------------------
December 31 ($million)                                        2001    2000
Regulatory                                                     170     176
Development projects (Notes 1 and 13)                           35      38
Debt discount, premium and expense                              39      49
Goodwill (Note 12)                                              52      32
Other                                                          172     261
                                                            --------------
                                                               468     556
                                                            --------------

8. EMPLOYEE BENEFITS
The Company, its subsidiaries and joint ventures have defined benefit pension plans, defined contribution pension plans and defined benefit plans providing retirement and post-employment health and life insurance benefits for most employees. Information about the defined benefit plans, in aggregate, is as follows:

For the years ended December 31 ($million)                  Pension Benefit Plan                Other Benefit Plans
                                                     ---------------------------------------------------------------
                                                          2001              2000             2001              2000
Accrued benefit obligations
Balance, beginning of year                                 532               518               69                64
Current service cost                                        15                15                3                 2
Interest cost                                               37                35                5                 5
Benefits paid                                              (32)              (36)              (3)               (2)
Prior service costs                                         11                --               --                --
Actuarial gain                                             (14)               --              (16)               --
Divestitures                                               (11)               --               (2)               --
                                                     ---------------------------------------------------------------
Balance, end of year                                       538               532               56                69
                                                     ---------------------------------------------------------------
Plan assets
Fair value, beginning of year                              560               493               --                --
Actual return on plan assets                               (94)               83               --                --
Employer contributions                                      17                15               --                --
Employees' contributions                                     3                 3               --                --
Benefits paid                                              (33)              (34)              --                --
Divestitures                                               (14)               --               --                --
                                                     ---------------------------------------------------------------
Fair value, end of year                                    439               560               --                --
                                                     ---------------------------------------------------------------
Funded status - plan (deficit) surplus                     (99)               28              (56)              (69)
Unamortized net actuarial loss (gain)                       66              (47)              (18)               --
Unamortized prior service costs                             11                --               --                --
Unamortized transitional obligation                         30                32               57                61
Contributions remitted after measurement date                4                --                1                --
                                                     ---------------------------------------------------------------
Accrued benefit asset (liability)                           12                13              (16)               (8)
                                                     ---------------------------------------------------------------

The non-pension defined benefit plans are unfunded. The accrued benefit obligations and fair value of plan assets of defined benefit pension plans with accrued benefit obligations in excess of plan assets are $538 million and $439 million, respectively (December 31, 2000 - $141 million and $127 million, respectively).

         The following is a summary of the weighted average significant actuarial assumptions used in measuring the Company's accrued benefit obligations:

-------------------------------------------------------------------------------------------------------------------
For the years ended December 31                            Pension Benefit Plan                 Other Benefit Plans
                                                     --------------------------------------------------------------
                                                          2001              2000             2001              2000
Discount rate                                            7.25%                7%            7.25%                7%
Expected long-term rate of return on plan assets          8.5%              7.5%               --                --
Rate of compensation increase                            3.25%             3.25%            3.25%             3.25%

In addition, in determining the expected cost of health care benefit plans, it is assumed that the health care inflation will decrease gradually to 5% in 2003 and remain level thereafter.

The Company's net benefit plan expense is as follows:

-------------------------------------------------------------------------------------------------------------------
For the years ended December 31 ($million)                 Pension Benefit Plan                 Other Benefit Plans
                                                     --------------------------------------------------------------
                                                          2001              2000             2001              2000
Current service cost                                        13                12                2                 2
Interest cost                                               36                35                5                 4
Expected return on plan assets                             (42)              (36)              --                --
Amortization of transitional obligation                      3                 3                4                 4
                                                     --------------------------------------------------------------
Net benefit plan expense                                    10                14               11                10
                                                     --------------------------------------------------------------

The defined contribution pension expense for the years ended December 31, 2001 and 2000 was $6 million and $5 million, respectively. The defined contribution and benefit pension expense for the year ended December 31, 1999 was $8 million.

9. SUPPLEMENTAL CASH FLOW INFORMATION
Non-cash working capital changes

------------------------------------------------------------------------------------------------------------------
For the years ended December 31 ($million)                                 2001            2000              1999
Accounts receivable                                                           2            (808)               44
Inventory and prepayments                                                   (58)           (106)              (67)
Accounts payable and accrued liabilities                                   (261)            809                27
Interest and taxes payable                                                  (54)             23                17
                                                                       -------------------------------------------
                                                                           (371)            (82)               21
Attributable to financing and investing activities                          (13)            (14)               64
                                                                       -------------------------------------------
Attributable to operating activities                                       (358)            (68)              (43)
                                                                       -------------------------------------------
Interest and tax payments

------------------------------------------------------------------------------------------------------------------
For the years ended December 31 ($million)                                 2001            2000              1999
Interest                                                                    562             556               514
Income taxes                                                                 71              84                43

10. PREFERRED STOCK
The Company is authorized to issue an unlimited number of preferred shares, in two classes issuable in series, without nominal or par value. Preferred shares issued for cash and outstanding are:

---------------------------------------------------------------------------------------------------------------------------
December 31 ($million)                                                                                  2001           2000
nil (2000 - 4,597,187) - 8.08% Cumulative First Preferred Shares, Series 2 (a)(f)                         --            115
nil (2000 - 8,000,000) - 4.90% Cumulative Redeemable First Preferred Shares, Series 5 (b)(f)              --            200
5,000,000 - 4.72% Cumulative Redeemable First Preferred Shares, Series 6 (c)(f)                          125            125
6,000,000 - 5.50% Cumulative First Preferred Shares, Series 7 (d)(f)                                     150            150
6,000,000 - 5.60% Cumulative First Preferred Shares, Series 8 (e)(f)                                     150            150
5,000,000 - 5.00% Cumulative Redeemable First Preferred Shares, Series 9 (c)(f)                          125            125
                                                                                                     ----------------------
                                                                                                         550            865
                                                                                                     ----------------------

(a) The Series 2 Preferred Shares were converted into common shares of the Company in October 2001, resulting in the issuance of 2,916,312 common shares of the Company. In 2000 and 1999, preferred shareholders exercised their conversion privileges, resulting in the issuance of 13,514 and 18,660 common shares, respectively, of the Company (Note 11).
(b) The Series 5 Preferred Shares were redeemed by the Company in December 2001 for cash of $200 million plus accrued dividends.
(c) The Series 6 and 9 Preferred Shares are convertible into common shares of the Company, at the option of the holder, on or after April 15, 2003 and January 15, 2005, respectively, at the ratio determined by dividing $25.00 together with accrued and unpaid dividends, by the greater of $3.00 and 95% of a 20 day weighted average trading price of the Company's common shares.

         The Company has the option to redeem the Series 6 and 9 Preferred Shares on or after January 15, 2003 and October 15, 2004, respectively, at $25.00 plus accrued and unpaid dividends or to convert these shares into common shares of the Company, at the ratio determined by dividing $25.00 together with accrued and unpaid dividends, by the greater of $3.00 or 95% of a 20 day weighted average trading price of the Company's common shares.
(d) The Company has the option to redeem the Series 7 Preferred Shares on or after October 15, 2013 at $25.00 per share plus accrued and unpaid dividends.
(e) The Company has the option to redeem the Series 8 Preferred Shares on or after July 15, 2004 at prices ranging from $25.00 to $26.00 per share plus accrued and unpaid dividends.
(f) The issue costs of preferred shares, net of income taxes, have been charged to retained earnings.

11. COMMON STOCK
The Company is authorized to issue an unlimited number of common shares without nominal or par value. Common shares issued and outstanding are:


                                                                                           shares          $million
Balance - December 31, 1998                                                           112,670,767             1,695
(a) Shares issued for cash under the Dividend Reinvestment and
Share Purchase Plan at prices ranging from $25.98 to $30.51 per share.                  1,989,110                55
(b) Shares issued for cash on options exercised and shares issued under share
appreciation rights, at option prices ranging from $17.69 to $24.02 per share.            168,978                 4
(c) Shares issued on the conversion of First Preferred Shares, Series 2 (Note 10)          18,660                 1
                                                                                   --------------------------------
Balance - December 31, 1999                                                           114,847,515             1,755
(a) Shares issued for cash under a public offering at a price of $32.25 per share.
The issue costs of these shares, amounting to $5 million, less income taxes of
$2 million, have been charged to retained earnings.                                     4,000,000               129
(b) Shares issued for cash under the Dividend Reinvestment and
Share Purchase Plan at prices ranging from $21.93 to $27.84 per share.                  2,121,003                50
(c) Shares issued for cash on options exercised and shares issued under share
appreciation rights, at option prices ranging from $17.69 to $34.45 per share.            461,334                10
(d) Shares issued on the conversion of First Preferred Shares, Series 2 (Note 10)          13,514                --
                                                                                   --------------------------------
Balance - December 31, 2000                                                           121,443,366             1,944
(a) Shares issued for cash under the Dividend Reinvestment and
Share Purchase Plan at prices ranging from $27.84 to $36.95 per share.                  1,787,173                61
(b) Shares issued for cash on options exercised and shares issued under share
appreciation rights, at option prices ranging from $17.69 to $34.45 per share.            809,060                19
(c) Shares issued on the conversion of First Preferred Shares, Series 2 (Note 10)       2,916,312               114
                                                                                   --------------------------------
Balance - December 31, 2001                                                           126,955,911             2,138
                                                                                   --------------------------------

In 2001, the Directors granted 941,300 options, at $33.69 per share based on a 5 day weighted average trading price of the Company's common shares on The Toronto Stock Exchange. At December 31, 2001, 4,825,192 common shares were under option at prices ranging from $17.69 to $34.45 per share, of which 3,416,560 are eligible for share appreciation rights that allow the holder to receive 50% of the appreciated value in cash and the balance in common shares of the Company. At December 31, 2001, 2,024,355 common shares were reserved for issuance upon the exercise of options.
         At December 31, 2001, 5,201,894 common shares were reserved for issuance under the Dividend Reinvestment and Share Purchase Plan.
         Preferred shares amounting to $20 million held by a non-controlling interest in UEI Holdings Inc. are convertible into common shares of the Company at any time at the option of the holder at 95% of a 20 day weighted average trading price of the Company's common shares on The Toronto Stock Exchange.

12. ACQUISITIONS (Note 20)
Empire State Pipeline
During 2001, the Company purchased, from its partner, an additional 50% interest in the Empire State Pipeline, increasing its interest to 100%, for cash of $122 million. The costs of acquiring the Company's additional interest in the Empire State Pipeline exceed the equivalent proportion of the acquired net assets by $43 million. The acquisition has been accounted for by the purchase method as follows:
--------------------------------------------------------------------------------
December 31 ($million)                                                     2001
Fixed assets                                                                130
Goodwill                                                                     43
Assumption of long term debt                                                (51)
                                                                     ----------
Cash purchase price                                                         122
                                                                     ----------

Engage Energy
During 2001, Engage Energy purchased a 100% interest in Distributed Power Systems for cash of approximately $6 million. The acquisition, accounted for by the purchase method, was entirely attributed to energy contracts. During 2000, the Company and The Coastal Corporation (Coastal) terminated their Engage Energy joint venture. The termination of the joint venture agreement resulted in the Company purchasing the additional 50% interest in Engage Energy Canada L.P. (Engage Canada), increasing its interest to 100%. The costs of acquiring the Company's interest in Engage Canada exceed the equivalent proportion of the acquired net assets by $16 million. This excess has been allocated to assets from price risk management activities and goodwill. The acquisition has been accounted for by the purchase method as follows:

--------------------------------------------------------------------------------
December 31 ($million)                                                     2000
Fixed assets                                                                  6
Working capital                                                              29
Assets from price risk management activities
         Current                                                            213
         Long term                                                          107
Goodwill                                                                     10
Liabilities from price risk management activities
         Current                                                           (204)
         Long term                                                          (94)
Deferred income taxes                                                       (10)
                                                                     ----------
Cash purchase price                                                          57
                                                                     ----------
In conjunction with the termination of the joint venture agreement, the Company purchased for cash approximately $9 million of contracts from Engage Energy US, L.P. and subsequently sold its 50% interest in Engage Energy US, L.P. to Coastal for cash of $81 million.

Vector Pipeline
During 1999, the Company purchased a 30% equity interest in the Vector Pipeline (Vector) from an existing Vector partner for cash of $30 million. The costs of acquiring the Company's interest in Vector exceed the figure at which the equivalent proportion of the net assets is recorded in the books of Vector by $6 million. This excess is being amortized on a straight-line basis over 15 years beginning December 1, 2000, the commencement date of operations.

Heating, Ventilation and Air Conditioning (HVAC) Businesses
During 1999, the Company purchased 100% of the outstanding shares in, or certain assets of, 13 HVAC businesses. The acquisitions have been accounted for by the purchase method as follows:
--------------------------------------------------------------------------------
December 31 ($million)                                                     1999
Fixed assets                                                                  2
Working capital                                                               3
Goodwill                                                                      5
Assumption of long term debt                                                 (1)
                                                                     ----------
Cash purchase price                                                           9
                                                                     ----------

13. DISPOSITIONS (Notes 12 and 24)

2001

..    The Company sold its 100% interest in the Island Cogeneration Plant and its
     50% interest in the Whitby Cogeneration Plant for proceeds of $342 million, of which $146 million was cash, resulting in a pre-tax gain of $108 million.
..    The Company sold its wholly owned subsidiaries Westcoast Capital
     Corporation and Union Energy Inc. for cash of $176 million, resulting in a pre-tax gain of $40 million.
..    The Company sold its 49% interest in NGX Canada Inc. for cash of $10 million, resulting in a pre-tax gain of $7 million.
..    Westcoast Capital Corporation sold certain of its rental assets as a direct financing lease for proceeds of $19 million. The proceeds approximated net book value.
..    The Company sold certain of its gas gathering and processing facilities for proceeds of $201 million, resulting in a deferred pre-tax gain of $34 million. The Company subsequently entered into an operating lease agreement for the facilities with the lease obligations guaranteed by the Company.
     The Company may, but is not required to, re-acquire the facilities on certain dates, as well as at the end of the lease agreement. In the event that the assets are not re-acquired, the Company has guaranteed the residual value of the assets up to an amount of approximately $160 million.

2000

..    Westcoast Capital Corporation sold certain of its rental assets as a direct financing lease for proceeds of $344 million. The proceeds approximated net book value.
..    The Company sold its interests in the EastCoast Power Project in Australia, the Liberty Electric Power Project and NrG Information Services Inc. for total cash proceeds of $32 million, resulting in a pre-tax gain of $15 million.
..    The Company sold a portion of its interests in NGX Canada Inc., Bayside
     Power Project and Frederickson Power Project for total cash proceeds of $44 million, resulting in a pre-tax gain of $5 million.

1999

..    The Company sold its wholly owned subsidiary Centra Gas Manitoba Inc. for cash of $245 million, resulting in a pre-tax gain of $76 million.
..    The Company sold its interest in the Fort Nelson Powerline joint venture for cash of $10 million, resulting in a pre-tax gain of $5 million.

Supplemental cash flow information regarding dispositions is as follows:
------------------------------------------------------------------------------
December 31 ($million)                                       2001         2000
Cash and short term investments                                97           31
Total assets other than cash and short term investments       989        1,209
Total liabilities                                             528          745

14. INVESTMENTS

--------------------------------------------------------------------------------
December 31 ($million)                                       2001         2000
Alliance Pipeline, 23.6% interest (a)                         429          408
Aux Sable, 23.6% interest                                     142          148
Vector Pipeline, 30% interest (Note 12)                       317          274
Finance contracts (b)                                          22          116
Other                                                          10           24
                                                           -------------------
                                                              920          970
                                                           -------------------

(a) The costs of acquiring the Company's interests in the books of the Alliance Pipeline exceed the figure at which the equivalent proportion of the net assets is recorded in the books of the Alliance Pipeline by $20 million. This excess is being amortized on a straight-line basis over 25 years beginning December 1, 2000, the commencement date of operations. (b) In 2001, Westcoast Capital Corporation sold certain of its asset-backed finance contracts for cash proceeds of $63 million, (2000 - $19 million, of which $18 million was cash; 1999 - $77 million, of which $74 million was cash). The proceeds approximated net book value.

15. STOCK-BASED COMPENSATION PLAN
Stock Option Plan
Under the Long Term Incentive Share Option Plan 1989 (1989 Plan), the Company has granted regular, key employee retention, and performance-based stock options to its employees. Stock options are granted at an exercise price that equals the market price as defined in the 1989 Plan of the Company's shares on the date of grant.
         Regular stock options vest in five equal stages with the first stage vesting immediately on the date of the grant and the remainder in four equal annual stages commencing on the first anniversary of the date of grant. Key employee retention stock options commence vesting two years after the date of issuance and then vest in three equal annual installments. The maximum term of both stock options awarded under the 1989 Plan is ten years. The 1989 Plan also provides for share appreciation rights under which the holder of a stock option may, in lieu of exercising the option, exercise the share appreciation right.
         Performance-based stock options commence vesting when a pre-determined performance threshold has been achieved. The options then vest in three equal annual stages commencing on the date the performance threshold is achieved. The maximum term for performance-based options awarded under the 1989 Plan ranges from five to eight years. Share appreciation rights have not been attached to performance-based options awarded under the 1989 Plan. A summary of the status of the Company's stock option plan as of December 31, 2001 and 2000, and changes during the years ending on those dates is presented below:

-------------------------------------------------------------------------------------------------------------------
                                                2001                                2000
                                                              Weighted-                          Weighted-
                                                                Average                            Average
                                              Shares     Exercise Price           Shares    Exercise Price
-------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year           4,873,719             $25.82        4,690,853            $25.36
Granted                                      941,300             $33.69          951,600            $26.37
Exercised                                   (809,060)            $23.33         (461,335)           $21.29
Forfeited                                   (180,767)            $27.52         (307,399)           $27.27
                                           ---------                           ---------
Outstanding at end of year                 4,825,192             $27.69        4,873,719            $25.82
                                           ---------                           ---------
Options exercisable at year-end            2,113,245                           2,042,160
                                           ---------                           ---------

                                    Options Outstanding                Options Exercisable
-------------------------------------------------------------------------------------------------------------------
                                            Weighted-
                              Number          Average         Weighted-           Number         Weighted-
                         Outstanding        Remaining           Average      Exercisable           Average
Range of Exercise Prices At 12/31/01 Contractual Life    Exercise Price      at 12/31/01    Exercise Price
-------------------------------------------------------------------------------------------------------------------
$17 - 22                     887,000              1.9            $20.66          887,000            $20.66
$24 - 25                   1,649,440              7.7            $24.67          698,030            $24.55
$28 - 32                     557,420              7.9            $28.67          233,900            $28.70
$33 - 35                   1,731,332              1.0            $33.86          294,315            $33.98
                           ---------                                           ---------
$17 - 35                   4,825,192                                           2,113,245
                           ---------                                           ---------

16. FINANCIAL INSTRUMENTS
Energy Marketing
Engage Energy engages in the marketing and trading of natural gas and electric power and executes financial derivatives related to these commodities for overall management of its contractual portfolio and physical positions. Engage Energy's portfolio of natural gas and electric power contracts is comprised primarily of contracts for purchase and delivery of natural gas and power and the following financial contracts: forward, netbacks, future, swap and option contracts for periods of up to 15 years, which also include related fixed and floating price commitments. These transactions give rise to certain business risks, including market and credit risk.

Market Risk
Market risk is the risk that the value of the portfolio will change, either favourably or unfavourably, in response to changing market conditions including but not limited to commodity price changes. Market risks are monitored by an internal Risk Management Committee to ensure compliance to Company standards. The Company monitors and manages its exposure to market risk through a variety of risk management techniques. Such procedures include measurement of risk, market comparisons, monitoring of all commitments and positions, and daily reporting to senior management. In addition, sensitivity to changes in market price and market volatility are examined on a daily basis.

Credit Risk
Credit risk is the risk of loss from non-performance by suppliers, customers or financial counterparties to a contract. In connection with the market valuation of its energy trading, leasing and finance contracts, the Company maintains certain reserves for a number of risks and costs associated with these future commitments. Among others, these include reserves for credit risks based on the financial condition and short and long term exposures to counterparties. The Company maintains credit policies which management believes significantly minimizes overall credit risk. These policies include a review of a counterparty's financial condition, measurement of credit exposure, monitoring of concentration of exposure to any one individual or counterparty or industry, monitoring of aggregate exposure against limits by the internal credit risk management group and the use of standardized agreements which allow for the netting of positive and negative exposures associated with a single counterparty. The credit risk management group reviews and monitors the application of these policies for suppliers, customers and counterparties. Customers not meeting minimum credit standards must provide security. The Company's energy marketing operations are primarily concentrated in the natural gas and electric power industries and major customers' operations are also heavily concentrated in the same industries. The counterparties associated with assets from price risk management activities net of reserves as of December 31, 2001 and 2000 are summarized as follows:

--------------------------------------------------------------------------------------------------------------------------
December 31 ($million)                                                             2001                               2000
                                                           Investment                           Investment
                                                            Grade (a)             Total         Grade (a)            Total
                                                           ---------------------------------------------------------------
Gas and electric utilities                                        213               221              122               122
Energy marketers                                                  193               193              497               519
Financial institutions                                             19                20              284               284
Independent power producers                                        10                32                2                 6
Oil and gas producers                                             202               202              294               511
Industrials                                                        25                25                7                 9
Pipelines and other                                               332               339              142               259
Energy retailer                                                    --                --               --               191
                                                           ---------------------------------------------------------------
Total                                                             994                              1,348
                                                           ----------                         ----------
Assets from price risk management activities (b)                                  1,032                              1,901
                                                                             ----------                         ----------

(a)"Investment Grade" is primarily determined using publicly available credit ratings along with consideration of collateral, which may encompass letters of credit, parent company guarantees and property interests. Included in "Investment Grade" are counterparties with a minimum Standard & Poor's or Dominion Bond Rating Service rating of BBB- or Moody's rating of Baa3, respectively, or minimum implied (through internal financial credit analysis) Standard & Poor's equivalent rating of BBB-.
(b)Two and six customers' exposures at December 31, 2001 and 2000, respectively, comprise greater than 5% of Assets From Price Management Activities. All are included above as Investment Grade.

Commodity Price Risk
The natural gas supply of the Company's Gas Distribution businesses includes gas supply contracts with pricing mechanisms that vary with gas price indices, rather than fixed prices. For some of these contracts, the effective purchase price has been fixed through the use of gas price swap contracts. The differences between the price of natural gas used for toll purposes and the effective cost of gas purchased is deferred for future disposition as approved by the respective regulators. The difference, if any, between amounts actually recorded as receivable or payable at year end and amounts actually approved for recovery by the regulator is charged to income at the time of the regulator's decision. The net receivable position of these deferrals at December 31, 2001 was approximately $212 million (December 31, 2000 - net payable $40 million). Approximately 36% of the forecast 2002 gas supply of the Gas Distribution businesses from January through December 2002 is indexed to variable pricing mechanisms. At December 31, 2001 the purchase price applicable to 12 billion cubic feet (Bcf) or 25% of this indexed supply has been effectively fixed through the use of natural gas swaps and other contracts.

Notional Amounts of Derivative Instruments
The approximate notional amount of natural gas derivative instruments at December 31, 2001 is 2,373 Bcf (December 31, 2000 - 2,424 Bcf) with a maximum 7 and 8 years, respectively, in term.
Notional amounts reflect the volume of transactions but do not represent the amounts exchanged by the parties to the financial instruments. Accordingly, notional amounts do not accurately measure the Company's exposure to market or credit risks. The maximum terms in years detailed above are not indicative of likely future cash flows as these instruments may be traded in the markets at any time in response to the Company's risk management needs.

Interest Rate Swaps
The Company uses interest rate swaps to manage the fixed and floating interest rate mix of the total debt portfolio. By entering into interest rate swap agreements, the Company agrees to exchange with the Canadian chartered banks the difference between the fixed rate and floating rate interest payments calculated by reference to bankers' acceptances rates and on an agreed notional amount. The notional amount does not represent the amount exchanged by the counterparties, and therefore is not a measure of market or credit exposure. The Company or its subsidiaries have entered into floating to fixed rate swap agreements on $838 million with an average pay rate of 6.4% and an average maturity date of approximately 5 years.

Foreign Currency Contracts
The Company periodically enters into commodity transactions which create Canadian versus United States dollar exposure. To reduce risk and protect margins, the Company enters into forward foreign exchange contracts which establish the foreign exchange rate for the cash flows from these purchase and sale transactions.
In order to fix the costs associated with certain construction and maintenance contracts, the Company entered into forward contracts to purchase Swiss francs and sell United States dollars. At December 31, 2001, Swiss franc contracts with a notional amount of $7 million were outstanding, maturing through to January 2002.
To reduce the impact of changes in the Canadian - United States exchange rate in the translation of certain income denominated in United States dollars arising in 2002, the Company has fixed the translation rate on US$46 million of income at a weighted average rate of 1.5464.

Fair Market Values
The following fair market value (FMV) information is provided solely to comply with financial instrument disclosure requirements. The Company cautions readers in the interpretation of the impact of these estimated fair market values due to the regulated nature of some of the Company's operations. Based on the current regulatory process, any gains or losses arising from the use of financial instruments as approved by respective regulators may be deferred for future disposition by the regulators.
Fair market values have been estimated by reference to quoted market prices for the actual or similar instruments where available. The fair market values of accounts receivable and current liabilities approximate carrying values. The carrying values and approximate fair market values of the Company's financial instruments, excluding energy trading activities which are marked to market, and are therefore recognized in the consolidated financial statements, are:
--------------------------------------------------------------------------------
December 31 ($million)

                                                                            2001                               2000
                                                      Carrying            Approx         Carrying            Approx
                                                         Value               FMV            Value               FMV
                                                     --------------------------------------------------------------
ASSETS
Investments                                                920               936              970               967
Natural gas                                                 --                --               --                32
Foreign currency contracts                                  --                --               --                 1

LIABILITIES
Long term debt (including current portion)               6,330             6,830            6,180             6,414
Natural gas                                                 --                13               --                --
Interest rate swaps                                         --                46               --                23

17. FIXED ASSETS
--------------------------------------------------------------------------------
December 31 ($million)                                    2001              2000

PLANT, PROPERTY AND EQUIPMENT
Transmission & Field Services
Natural gas pipeline systems                             3,732             3,434
Processing plants                                        1,136             1,306
Other                                                      197               200
Construction work in progress                              137                28
                                                     ---------------------------
                                                         5,202             4,968
                                                     ---------------------------
Gas Distribution
Natural gas pipeline and distribution systems (a)        4,912             4,728
Natural gas storage                                        662               636
Other                                                      457               457
Construction work in progress                               45                33
                                                     ---------------------------
                                                         6,076             5,854
                                                     ---------------------------
Power Generation
Power generation plants                                    454               605
Construction work in progress                               --                48
                                                     ---------------------------
                                                           454               653
                                                     ---------------------------
International
Power generation plant and other                         1,105               861
                                                     ---------------------------

Services and Other
Rental assets and other (a) (Note 13)                      109               253
                                                     ---------------------------
                                                        12,946            12,589
                                                     ---------------------------
ACCUMULATED DEPRECIATION
Transmission & Field Services                            1,486             1,690
Gas Distribution                                         1,788             1,300
Power Generation                                           123               113
International                                              118                57
Services and Other                                          32                62
                                                     ---------------------------
                                                         3,547             3,222
                                                     ---------------------------
                                                         9,399             9,367
                                                     ---------------------------
(a) Natural gas pipeline and distribution systems includes the depreciated cost of the transmission and distribution plant of the Company's subsidiary, Pacific Northern Gas Ltd. (PNG), of $67 million (2000 - $169 million). Although efforts continue to secure a new long-term firm transportation service agreement with Methanex Corporation (Methanex), a major customer of PNG, following a temporary shutdown of a plant by Methanex, the recovery of the PNG investment in these gas distribution assets is uncertain. Rental assets and other includes the depreciated cost of a customer billing system of $48 million (2000 - $57 million), the recovery of which is uncertain.
         In accordance with current accounting standards, management uses estimated expected future net cash flows to measure the recoverability of its investment in these assets. The estimation of expected future net cash flows is inherently uncertain and relies to a considerable extent on assumptions regarding current and future economic, market and regulatory conditions. If, in future periods, there are changes in the estimates or assumptions incorporated into the impairment review analysis, the changes could result in an adjustment to the carrying amount of the transmission and distribution plant or the customer billing system.

18. SEGMENTED INFORMATION
The operating segments presented are those adopted by senior management based on the Company's internal reporting system.
The operations of the Company have been grouped according to the following business segments:

Transmission & Field Services - natural gas gathering, processing and transmission;
Gas Distribution - natural gas distribution and storage and transmission;
Power Generation - electrical and thermal energy generated from natural gas; International - international operations;
Services - energy marketing, retail energy services, customer billing system and financial services. The retail energy services and financial services businesses, operated by wholly owned subsidiaries Westcoast Capital Corporation and Union Energy Inc., were sold in 2001 (Note 13);
Other - other activities, including corporate expenses, business development expenditures and corporate financing expenses.

Inter segment revenues are earned in the normal course of operations and are recorded at amounts established and agreed upon between the operating segments. The Company has international businesses and development projects which are primarily located in the United States, Mexico, Indonesia and China. The percentages of the Company's consolidated operating revenues net of cost of sales, consolidated operating income and consolidated fixed assets and goodwill represented by these businesses and development projects are:

-----------------------------------------------------------------------------------------------------------------------------------
For the years ended December 31                                             2001                2000              1999
Operating revenues, net of cost of sales                                     12%                 11%                5%
Operating income                                                             17%                 13%               13%
Fixed assets and goodwill                                                    19%                 15%

Statements of segmented operations for the years ended December 31 are as follows:

-----------------------------------------------------------------------------------------------------------------------------------
($million, except for share data)       Transmission    Gas              Power
2001                                & Field Services    Distribution     Generation    International    Services    Other     Total
                                    -----------------------------------------------------------------------------------------------
Total revenues                                   906            2,195           197               192      9,130        2    12,622
Inter segment revenues                            --              (11)           --                --       (714)      --      (725)
                                    -----------------------------------------------------------------------------------------------
Operating revenues                               906            2,184           197               192      8,416        2    11,897
Depreciation                                    (155)            (188)          (17)              (44)       (29)      (5)     (438)
Other operating expenses                        (366)          (1,627)         (138)              (79)    (8,225)     (45)  (10,480)
                                    -----------------------------------------------------------------------------------------------
Operating income (loss)                          385              369            42                69        162      (48)      979
Interest income                                    7               --            --                --         18       (8)       17
Equity earnings                                   32               --            --                --         --       --        32
Interest expense                                (192)            (207)           (9)              (37)       (13)     (52)     (510)
Other items                                        8               --           109                 7         48       26       198
                                    -----------------------------------------------------------------------------------------------
Income (loss) before undernoted items            240              162           142                39        215      (82)      716
Income taxes                                     (43)             (37)          (34)               (7)       (65)      52      (134)
Non-controlling interest                          --               (9)           --                --         --       (1)      (10)
                                    -----------------------------------------------------------------------------------------------
Net income (loss)                                197              116           108                32        150      (31)      572
Provision for preferred dividends                 (2)              --            --                --         --      (44)      (46)
                                    -----------------------------------------------------------------------------------------------
Net income (loss)
       applicable to common shares               195              116           108                32        150      (75)      526
                                    -----------------------------------------------------------------------------------------------
Per common share - basic                      $ 1.58           $ 0.94         $0.88            $ 0.25     $ 1.22   $(0.61)  $  4.26
Operating cash flow                              379              374            34                83        144      (56)      958
Operating cash flow per common share          $ 3.07           $ 3.02         $0.28            $ 0.67     $ 1.17   $(0.46)  $  7.75
Additions to fixed assets and goodwill           300              245            80                20         34        1       680
Total assets                                   4,844            5,536           362             1,189      1,700      405    14,036

-----------------------------------------------------------------------------------------------------------------------------------
($million, except for share data)       Transmission    Gas              Power
2000                                & Field Services    Distribution     Generation    International    Services    Other     Total
                                    -----------------------------------------------------------------------------------------------
Total revenues                                   825            1,870           128               127      6,613        5     9,568
Inter segment revenues                            --              (14)           --                --       (597)      (2)     (613)
                                    -----------------------------------------------------------------------------------------------
Operating revenues                               825            1,856           128               127      6,016        3     8,955
Depreciation                                    (141)            (189)          (17)              (28)       (49)      (2)     (426)
Other operating expenses                        (321)          (1,282)          (85)              (46)    (5,933)     (47)   (7,714)
                                    -----------------------------------------------------------------------------------------------
Operating income (loss)                          363              385            26                53         34      (46)      815
Interest income                                    4               --             3                 4          2        8        21
Equity earnings                                   44               --            --                --         --       --        44
Interest expense                                (186)            (207)           (6)              (28)        (8)     (81)     (516)
Other items                                        7                4             2                24         19       36        92
                                    -----------------------------------------------------------------------------------------------
Income (loss) before undernoted items            232              182            25                53         47      (83)      456
Income taxes                                     (42)             (61)           (9)              (24)        (2)      80       (58)
Non-controlling interest                          --              (9)            --                --         --       (1)      (10)
                                    -----------------------------------------------------------------------------------------------
Net income (loss)                                190              112            16                29         45       (4)      388
Provision for preferred dividends                 (2)              --            --                --         --      (46)      (48)
Net income (loss)
      applicable to common shares                188              112            16                29         45      (50)      340
                                    -----------------------------------------------------------------------------------------------
Per common share - basic                      $ 1.62           $ 0.97         $0.13             $0.25     $ 0.38   $(0.43)  $  2.92
Operating cash flow                              299              285            32                77         22      (74)      641
Operating cash flow per common share          $ 2.56           $ 2.44         $0.28             $0.66     $ 0.19   $(0.63)  $  5.50
Additions to fixed assets and goodwill           192              238           191                92         59        1       773
Total assets                                   4,761            5,177           628               921      3,253      327    15,067

-----------------------------------------------------------------------------------------------------------------------------------
($million, except for share data)       Transmission    Gas              Power
1999                                & Field Services    Distribution     Generation    International    Services    Other     Total
                                    -----------------------------------------------------------------------------------------------
Total revenues                                   722            1,876           119                68      3,890        2     6,677
Inter segment revenues                            (5)              (7)           --                --       (400)      --      (412)
                                    -----------------------------------------------------------------------------------------------
Operating revenues                               717            1,869           119                68      3,490        2     6,265
Depreciation                                    (123)            (183)          (19)              (18)       (56)      (2)     (401)
Other operating expenses                        (292)          (1,331)          (91)              (12)    (3,484)     (31)   (5,241)
                                    -----------------------------------------------------------------------------------------------
Operating income (loss)                          302              355             9                38        (50)     (31)      623
Interest income                                    2                1             1                 2          3       46        55
Equity earnings                                   22               --            --                --         --       --        22
Interest expense                                (172)            (208)           (6)              (21)        (9)     (83)     (499)
Other items                                       23               83             7                 1          1        7       122
                                    -----------------------------------------------------------------------------------------------
Income (loss) before undernoted items            177              231            11                20        (55)     (61)      323
Income taxes                                     (22)             (68)           --               (5)         23       26       (46)
Non-controlling interest                          --               (9)           --                --         --       (1)      (10)
                                    -----------------------------------------------------------------------------------------------
Net income (loss)                                155              154            11                15        (32)     (36)      267
Provision for preferred dividends                 (1)              --            --                --         --      (44)      (45)
                                    -----------------------------------------------------------------------------------------------
Net income (loss)
      applicable to common shares                154              154            11                15        (32)     (80)      222
                                    -----------------------------------------------------------------------------------------------
Per common share - basic                       $1.35            $1.35         $0.10             $0.13     $(0.28)  $(0.70)   $ 1.95
Operating cash flow                              238              246            25                38         14      (62)      499
Operating cash flow per common share           $2.09            $2.16         $0.22             $0.33     $ 0.12   $(0.54)   $ 4.38
Additions to fixed assets and goodwill           555              292           183               217        105      (35)    1,317

19. RECONCILIATION OF GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
The Company prepares its accounts in accordance with Canadian generally accepted accounting principles (Canadian GAAP) which in the main, parallel United States generally accepted accounting principles (US GAAP). The following tables reflect the major differences in accounting principles.

Consolidated net income under US GAAP would be:
----------------------------------------------------------------------------------------------------------------
For the years ended December 31 ($million, except for share data)               2001          2000          1999
Net income under Canadian GAAP                                                   572           388           267
Adjustments
Pension and post-retirement benefits other than pensions (a)                       1             2            (7)
Income taxes (b)                                                                  51           (53)           --
Costs of start-up activities (c)                                                 (26)           (2)          (45)
Initial adoption of mark-to-market accounting (e)                                 --            --           (36)
Derivative instruments and hedging activities (i)                                 55            --            --
Other (d)(f)(g)                                                                   (8)            1            (2)
                                                                            ------------------------------------
Net income under US GAAP                                                         645           336           177
Provision for dividends on preferred shares (f)                                   46            48            45
                                                                            ------------------------------------
Net income under US GAAP applicable to common shares                             599           288           132
                                                                            ------------------------------------
Common shares - weighted average (million)                                       123           117           114
Earnings per common share under US GAAP - basic                                $4.85         $2.47         $1.16
                   - fully diluted                                             $4.39

Consolidated comprehensive income under US GAAP would be:
----------------------------------------------------------------------------------------------------------------
For the years ended December 31 ($million)                                      2001          2000          1999
Net income under US GAAP applicable to common shares                             544           288           132
Change in the Cumulative Translation Adjustment                                   63            14           (31)
Net unrealized gains on cash flow hedges (i)                                     (18)           --            --
Reclassification into earnings (i)                                                 3            --            --
                                                                            ------------------------------------
Comprehensive income under US GAAP                                               592           302           101
                                                                            ------------------------------------

The Consolidated Statements of Comprehensive Income are not required under Canadian GAAP, and the Cumulative
Translation Adjustment is recorded as a separate component of Common Shareholders' Equity.
After adjusting for certain differences, selected consolidated balance sheet items under US GAAP would be:
----------------------------------------------------------------------------------------------------------------
December 31 ($million)                                                                        2001         2000
ASSETS
Current assets (g)                                                                           2,638        3,563
Investments (g)                                                                                920        1,023
Assets from price risk management activities (i)                                               417           --
Derivative assets (i)                                                                           28           --
Fixed assets (g)                                                                             9,561        9,694
Deferred income taxes (b)(g)(i)                                                                 69           99
Deferred charges and other assets (a)(b)(c)(g)(i)                                            1,440        1,614

LIABILITIES
Current liabilities (b)(g)                                                                   3,070        3,829
Liabilities from price risk management activities (i)                                          285           --
Long term debt (f)(g)                                                                        6,128        5,966
Long term obligations (a)(g)                                                                    30          412
Deferred income taxes (a)(b)(i)                                                              1,508        2,051
Non-controlling interest - preferred shares (f)                                                135          135
Additional paid in capital (d)                                                                  11            7
Accumulated other comprehensive income                                                          61           13
RETAINED EARNINGS                                                                            1,115          684

Pensions and Post-Retirement Benefits Other than Pensions

(a) Effective January 1, 2000, accounting for pension and post-retirement benefits other than pension under Canadian GAAP was modified and is similar to the requirements under US GAAP. Pension fund assets are measured at current market values and the accrued pension plan obligations are discounted using current interest rates. Post-retirement benefits other than pension are recorded on an accrual basis.
Previously as permitted by Canadian GAAP, the Company measured the pension fund assets at the average market related values and the accrued pension plan obligations were discounted using management's long term assumptions for interest rates. Post-retirement benefits other than pensions were recorded using the pay-as-you-go method of accounting.

Income Taxes
(b) Effective January 1, 2000, Canadian GAAP require accounting for income taxes using the liability method of tax allocation, similar to the requirements under US GAAP. However, there remain two significant differences between Canadian and US GAAP:
(i) Canadian GAAP require that deferred income tax balances be adjusted to reflect substantively enacted rates rather than current legislated tax rates under US GAAP.
(ii) Under Canadian GAAP, rate-regulated businesses use the income taxes currently payable method as directed by the regulators. No provisions are made for income taxes deferred as a result of differences in timing between the treatment for income tax and accounting purposes of various income and deferred expenditure items. For these businesses, US GAAP require the recording of deferred income taxes and the corresponding deferred charges which are to be collected from regulated customers in future years.

Deferred income taxes under US GAAP would be:
----------------------------------------------------------------------------------------------------------------
December 31 ($million)                                                                        2001          2000
Deferred income taxes under Canadian GAAP                                                      617           594
Difference related to rate change adjustment                                                    --            53
Rate-regulated businesses deferred income taxes                                                899         1,338
Derivative instruments and hedging activities                                                   28            --
Other adjustments                                                                              (16)          (13)
                                                                                        ------------------------
Deferred income taxes under US GAAP                                                          1,528         1,972
                                                                                        ------------------------

Costs of Start-Up Activities
(c) Effective January 1, 2001, the Company changed its accounting policy under Canadian GAAP with respect to accounting for pre-operating costs. Under the new policy, which is similar to the requirements under US GAAP, pre- operating costs are expensed as incurred. Under Canadian GAAP, the cumulative effect of a change in accounting principle is recorded as a charge to retained earnings. The cumulative effect of the change under US GAAP, in accordance with the Statement of Position (SOP) 98-5, Reporting on the Costs of Start-Up Activities, effective January 1, 1999, is included in the determination of 1999 net income. Of the $45 million included in the determination of net income in 1999, $23 million represents the cumulative effect of the accounting change on prior years.

Stock-Based Compensation
(d) Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) 123, Accounting for Stock-Based Compensation, which requires that the fair market value of benefits related to stock-based compensation be charged to income over the applicable vesting period under US GAAP rather than as a capital transaction under Canadian GAAP. The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for stock options granted in 2001, 2000 and 1999, respectively: expected dividend yields of 4.0%, 4.9% and 5.0%, expected volatility of 15.0%, 14.7% and 12.9%, risk free interest rate of 4.7%, 5.3% and 6.0% and expected life of 10 years for all grants.

Energy Marketing Operations
(e) Effective January 1, 1999, the Company adopted mark-to-market accounting for the Company's energy marketing operations. The cumulative effect of a change in accounting principle under US GAAP is included in the determination of 1999 net income. Under Canadian GAAP, the cumulative effect is recorded as a charge to retained earnings.

Debt-Like Preferred Shares
(f) Canadian GAAP require debt-like preferred shares and their dividends to be treated as long term debt and interest expense respectively. Under Securities and Exchange Commission (SEC) rules, these shares are to be recorded as mezzanine debt and the dividend as a charge to retained earnings.

Sale of Finance Contracts, Rental Assets and Gas Gathering and Processing Facilities
(g) Under Canadian GAAP, in 2001 and 2000 the Company sold certain of its asset-backed finance contracts and rental assets to a special purpose entity
(SPE), resulting in the removal of the finance contracts, assets and obligation from the consolidated balance sheet. In 2001, the Company sold certain of its gas gathering and processing facilities to a SPE, resulting in the removal of the assets and obligations from the consolidated balance sheet. Unlike Canadian GAAP, US GAAP require these SPEs to be consolidated in the accounts of the Company because the owners of record of the SPEs to which the assets were transferred have not made a substantive residual equity capital investment that is at risk.

Investments in Joint Ventures
(h) Canadian GAAP require the proportionate consolidation of the Company's investments in joint ventures. The SEC regulations permit the filing of financial statements using proportionate consolidation provided that condensed statements of operations, cash flow and balance sheets detailing the Company's share of its investments in joint ventures are provided (Note 20).

Derivative Instruments and Hedging Activities
(i) Effective January 1, 2001 the Company adopted SFAS 133, Accounting for Certain Derivative Instruments and Hedging Activities, which requires that all derivatives be recorded on the balance sheet at fair value. Derivatives that are not hedges are adjusted to fair value through income. If the derivative qualifies as a hedge, depending on the nature of the hedge, the effective portion of changes in the fair value of the derivative are either offset against the change in fair value of the hedged items through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of changes in fair value is immediately recognized in earnings.
In accordance with the transition provisions of SFAS 133, the Company reported an asset from the cumulative net effect of adoption of approximately $41 million, a deferred regulatory liability of $45 million, a reduction in assets and liabilities from price risk management activities of $40 million and a reduction in other comprehensive income of $4 million.

Business Combinations, Goodwill and Other Intangible Assets
(j) In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS 141, Business Combinations, and SFAS 142, Goodwill and Other Intangible Assets. SFAS 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. Use of the pooling-of-interests method is no longer permitted. SFAS 142, effective for the Company January 1, 2002, requires that goodwill and indefinite lived intangible assets no longer be amortized over an estimated useful life. Instead, these amounts will be subject to a fair-value-based annual impairment assessment. Separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives. The Company believes that the adoption of SFAS 142 will not have a significant impact on the consolidated financial statements.

Accounting for Asset Retirement Obligations
(k) In June 2001, FASB issued SFAS 143, Accounting for Asset Retirement Obligations. SFAS 143 provides the accounting requirements for retirement obligations associated with tangible long-lived assets. The new standard is effective for fiscal years beginning after June 15, 2002. While early adoption is permitted, the Company will adopt the standard in fiscal 2003. The Company has not yet calculated the impact that the adoption of this new standard will have on its financial position and results of operations.

Accounting for the Impairment or Disposal of Long-Lived Assets
(l) In August 2001, FASB issued SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The new rules supercede SFAS 121 and are effective for the Company January 1, 2002. The new rules retain many of the fundamental recognition and measurement provisions, but significantly change the criteria for classifying discontinued operations and assets held-for-sale. The Company believes that the adoption of SFAS 144 will not have a significant impact on the consolidated financial statements.

20. INVESTMENTS IN JOINT VENTURES
The following condensed statements of operations, cash flow and balance sheets detail the Company's share of its investments in joint ventures that have been proportionately consolidated:

----------------------------------------------------------------------------------------------------------------
For the years ended December 31 ($million)                                      2001          2000          1999
Proportionate Statements of Joint Venture Operations
Operating revenues                                                               425         4,504         3,881
Operating expenses                                                              (239)       (4,310)       (3,763)
Other income                                                                       8             9            28
Interest on debt                                                                (100)         (100)          (62)
Income taxes                                                                     (11)          (39)           (4)
                                                                       -----------------------------------------
Net income                                                                        83            64            80
                                                                       -----------------------------------------

----------------------------------------------------------------------------------------------------------------
For the years ended December 31 ($million)                                      2001          2000          1999
Proportionate Statements of Joint Venture Cash Flow
Operating activities                                                             261           156           112
Investing activities                                                            (161)         (204)         (710)
Financing activities                                                             (74)           96           598
                                                                       -----------------------------------------
Increase in cash and short term investments during the year                       26            48            --
                                                                       -----------------------------------------

----------------------------------------------------------------------------------------------------------------
December 31 ($million)                                                                        2001          2000
Proportionate Joint Venture Balance Sheets
Current assets                                                                                 304           185
Investments                                                                                     --             1
Fixed assets                                                                                 2,223         2,024
Deferred charges and other assets                                                               98            99
                                                                                         -----------------------
                                                                                             2,625         2,309
                                                                                         -----------------------
Current liabilities                                                                            907           479
Long term debt                                                                               1,136         1,173
Deferred income taxes                                                                           84            85
Westcoast Energy's investment carrying value, including bridge financing                       498           572
                                                                                         -----------------------
                                                                                             2,625         2,309
                                                                                         -----------------------

During 2001, the Company purchased an additional 5% (to a cumulative interest of 50%) in the Campeche Natural Gas Compression Services Project (Campeche) from existing partners for nominal cash consideration. The costs of acquiring the Company's interest in Campeche exceed the figure at which the equivalent proportion of the net assets is recorded in the books of Campeche by $2 million. This excess has been allocated to fixed assets.
During 2001, the Company purchased an additional interest in the Cantarell Nitrogen Facilities (Cantarell) from an existing partner for cash of $56 million. The additional interest acquired includes a 10% interest (to a cumulative interest of 30%) in Cantarell, a $49 million promissory note from Cantarell bearing interest at LIBOR plus 1%, and $7 million interest receivable from Cantarell. Subsequent to the acquisition, the interest rate on the promissory note was increased to 10%. The costs of acquiring the Company's additional 10% interest in Cantarell exceed the figure at which the equivalent proportion of the net assets is recorded in the books of Cantarell by $10 million. This excess has been allocated to fixed assets. Cantarell is a consortium which has entered into a contract with PEP to build, own and operate a large nitrogen supply and delivery complex to enhance the production and recovery of oil from the Cantarell oil field. The consortium has requested and received from its lenders an extension to March 2, 2003 as the date by which it is required to achieve financial completion. This extension accommodates required modifications to the project's cooling water system, scheduled for completion in the latter half of 2002.

21. CUMULATIVE TRANSLATION ADJUSTMENT
The cumulative translation adjustment balance represents the net unrealized foreign currency translation gain on the Company's net investment in self-sustaining foreign businesses.

----------------------------------------------------------------------------------------------------------------
                                                                                              2001          2000
December 31 ($million)
Beginning of year                                                                               17            (1)
Effect of changes in exchange rates during the year on:
Consolidated operations                                                                         60            17
Equity accounted investments                                                                     3             1
                                                                                        ------------------------
End of year                                                                                     80            17
                                                                                        ------------------------

22. CONTINGENCIES
Due to the size, complexity and nature of the Company's operations, various legal matters are pending. In the opinion of management, these matters will not have a material effect on the Company's consolidated financial position or results of operations.

23. TRANSFER OF RETAIL SERVICES BUSINESS
On January 1, 1999, following the approval of the OEB, Union Gas Limited transferred its net assets relating to the retail services business to UEI Holdings Inc. This transaction has been accounted for at the carrying amounts and resulted in a charge to retained earnings of $38 million. The unrecorded deferred income taxes arose through the use, prior to the transfer, of the income taxes currently payable method by Union Gas Limited for the retail services business pursuant to regulatory direction.

24. SUBSEQUENT EVENTS
(a) In March 2002, the Company sold its wholly owned subsidiaries Centra Gas British Columbia Inc. and Centra Gas Whistler Inc. for proceeds of $292 million, of which $240 million was cash and $52 million by way of a non-interest bearing note receivable, resulting in a pre-tax gain of $24 million. The note receivable is due on or before December 31, 2011, with early repayment contingent on certain events.
(b) In March 2002, Duke Energy Corporation (Duke Energy) acquired the Company in a cash and stock transaction valued at approximately US$8 billion, including debt assumed. The transaction provided for the acquisition of all outstanding common shares of the Company in exchange for a combination of cash, Duke Energy common shares and exchangeable shares of a Canadian subsidiary of Duke Energy such that approximately 50% of the aggregate consideration was paid in cash and approximately 50% paid in stock.